UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2006

Fairchild Semiconductor International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15181	043363001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

82 Running Hill Road, South Portland, Maine		04106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	207-775-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Equity Awards to Certain Named Executive Officers.

On February 10, 2006, we granted equity compensation awards to certain named executive officers. The grants were made under the Fairchild Semiconductor Stock Plan and are covered by separate award agreements. The nature and amounts of the equity grants to the named executive officers are as follows: Mark S. Thompson, President and Chief Executive Officer - 74,400 stock options, 74,400 performance units and 24,800 restricted stock units; Izak Bencuya, Executive Vice President and General Manager, Discrete Products Group - 13,200 stock options, 13,200 performance units and 4,400 restricted stock units; and Laurenz Schmidt, Executive Vice President, Global Operations - 9,600 stock options, 9,600 performance units and 3,200 restricted stock units.

The stock options awarded to the executives are non-qualified stock options and vest in one-quarter increments on each of the first four anniversaries of the grant date, or earlier upon certain events, subject to the executives’ continuing employment on those dates. The options have an eight-year term and have an exercise price per share of $18.51, the fair market value of the company’s common stock on the grant date.

The performance units were granted under the stock plan provisions allowing for the granting of restricted stock, as described in our definitive proxy statement filed with the Securities and Exchange Commission on March 29, 2005. The number of performance units awarded to Dr. Thompson is based on the company attaining 100% of an earnings per share (EPS) goal for 2006 set by the company's compensation committee. If the company achieves the 200% EPS goal or higher, Dr. Thompson will receive two times the reported number of performance units. If the company fails to achieve the 50% EPS goal, he will not receive any performance units. If the company’s EPS performance falls between the 50% and 200% EPS goals, Dr. Thompson will receive a number of performance units determined according to linear interpolation. The number of performance units awarded to Mr. Bencuya and Mr. Schmidt is based on the company attaining 100% of a goal for earnings before interest and taxes (EBIT) for 2006 set by the company's compensation committee. If the company achieves the 200% EBIT goal or higher, Mr. Bencuya and Mr. Schmidt will receive two times the reported number of performance units. If the company fails to achieve the 50% goal target, those executives will not receive any performance units. If the company’s EBIT performance falls between the 50% and 200% EBIT goals, Mr. Bencuya and Mr. Schmidt will receive a number of performance units determined according to linear interpolation. The performance units for all these executives vest in the following increments, subject to the executives’ continuing employment on those dates, or earlier upon certain events: 33% on February 10, 2007; 33% on February 10, 2008 and 34% on February 10, 2009. Vested performance units result in the delivery to the recipient of one share of common stock per vested performance unit, subject to adjustment under the stock plan.

The restricted stock units were awarded to the executives under the stock plan provisions allowing for the granting of restricted stock and vest in one-quarter increments on each of the first four anniversaries of the grant date, or earlier upon certain events, subject to the executives’ continuing employment on those dates. Vested restricted stock units result in the delivery to the recipient of one share of common stock per vested unit, subject to adjustment under the stock plan.

Equity Awards to New Director.

On February 14, 2006, we granted 11,458 deferred stock units (DSUs) to Richard A. Aurelio, who was elected to our board of directors on that date as described in Item 5.02 below. The DSU awards were made under our non-employee director compensation program and the Fairchild Semiconductor Stock Plan. Of the total number of DSUs granted, 10,000 will vest in one-third increments on each of the first three anniversaries of the grant date. The remaining 1,458 will vest in one-third increments on the last date prior to the date on which we hold our 2006, 2007 and 2008 annual stockholders’ meetings. All of the awards are subject to earlier vesting upon Mr. Aurelio's retirement from the board after age 65, or after age 55 if his age plus years of service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of five years after the grant date, in the case of Mr. Aurelio's award of 10,000 DSUs, and a minimum of five years following the date of our 2005 Annual Stockholders’ Meeting (held May 4, 2005) in the case of the award of 1,458 DSUs.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 14, 2006, Richard A. Aurelio was elected to our board of directors. The press release announcing Mr. Aurelio's election is included as Exhibit 99.01 to this report. Our board of directors has not yet determined the committees of the board to which Mr. Aurelio will or is expected to be named.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.01 Press release dated February 14, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

February 15, 2006	By:	/s/ Paul D. Delva

Name: Paul D. Delva
Title: Sr. V.P., General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.01	Press release dated February 14, 2006